EXHIBIT 4.1

UTEK CORPORATION

RESTRICTED STOCK PLAN

UTEK Corporation hereby adopts this UTEK Corporation Restricted Stock Plan, effective as of July 8, 2010, with the following terms and conditions:

1. Purpose of Plan.

The purpose of this UTEK Corporation Restricted Stock Plan is to provide members of the Board, executive officers, key employees, consultants and advisors of the Company with additional incentives to continue their relationship with the Company, and to more closely align their interests with the interests of the Company’s stockholders by providing such individuals with awards consisting of shares of the Company’s common stock contingent on their (i) long-term continued employment or relationship with the Company or (ii) the achievement of one or more performance goals.

This Plan shall be in effect on July 8, 2010, and the Board may grant awards at any time on or after July 8, 2010 provided that the Plan has been approved by the Company’s stockholders in accordance with the requirements of any national securities exchange on which the Company’s common stock is listed.

2. Eligibility.

Members of the Board, executive officers, key employees, consultants and advisors of the Company will be eligible to participate in this Plan only if they are expressly designated as eligible by the Board of Directors; provided, however, that consultants and advisors are only eligible to participate in the Plan if: (i) the consultant or advisor renders bona fide services to the Company or any subsidiary of the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person. Individuals can be added as Participants to the Plan at any time, as determined by the Board.

3. Definitions

Unless otherwise required by the context:

A.	“Board” shall mean the Board of Directors of the Company.

B.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

C.	“Common Stock” shall mean the common stock, $0.01 par value, of the Company.

D.	“Company” shall mean UTEK Corporation, a Delaware corporation.

E.	“Participant” shall mean members of the Board of Directors, executive officers, key employees, consultants and advisors of the Company to whom a Restricted Stock award has been granted under the Plan.

F.	“Plan” shall mean this UTEK Corporation Restricted Stock Plan.

G.	“Restricted Stock” shall mean shares of the Company’s Common Stock awarded to a Participant under the terms of this Plan.

4. Eligibility for Grants

The Board may grant Restricted Stock awards to members of the Board of Directors, executive officers, key employees, consultants and advisors of the Company. Restricted Stock may be awarded by the Board at any time and from time to time to new Participants, or to then Participants or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board shall determine to be desirable. Restricted Stock awards granted at different times need not contain similar provisions.

5. Shares Available for Restricted Stock Awards.

The maximum number of shares of Common Stock that may be issued to Participants as Restricted Stock awards under this Plan shall not exceed One Million Five Hundred Thousand (1,500,000) shares. If any Restricted Stock award is forfeited, cancelled or surrendered for any reason, the shares of Common Stock constituting such award shall again be available for issuance under the Plan.

6. Restricted Stock Awards

The Restricted Stock awards the Board grants to Participants under this Plan shall comply with, and be subject to, the following terms and conditions:

A. Award Agreement. For each Restricted Stock award granted to a Participant under this Plan, the Company will prepare a Restricted Stock Agreement describing the terms and conditions on which the Restricted Stock is issued to the Participant, in the form approved by the Board, or such other form as the Board may approve from time to time.

B. Size of Awards. Except as provided in Section 5 above, the Board shall determine the number of shares of Restricted Stock granted to each Participant. Subject to Section 5, the Board shall have complete discretion as to the size of the awards, provided that the maximum number of shares of Restricted Stock that may be granted to a Participant during a single fiscal year shall not exceed 250,000 shares of Common Stock. The number of shares of Restricted Stock included in each award will be stated in the Participant’s Restricted Stock Agreement, as will the time (or times) at, or condition (or conditions) upon, which such shares will become vested.

C. Vesting of Awards. Except as provided in Section 5 above, the Board shall determine, in its discretion, the time (or times) at, or condition (or conditions) upon, which such Restricted Stock may be issued or become vested.

D. Continued Service. The Board may, in its discretion, condition any Restricted Stock granted under the Plan on the Participant’s agreement to remain in the employ of, or to render services to, the Company for a minimum period of time (specified in the Restricted Stock Agreement) from the date the Restricted Stock award is granted. No such agreement shall impose upon the Company, however, any obligation to retain the Participant as a director, executive officer, employee, consultant or advisor to the Company for any period of time.

E. Restrictive Covenants. The Board may in its discretion, require as a condition precedent to the issuance of any Restricted Stock to a Participant under this Plan, that the Participant agree to be bound by such covenants not to compete, not to solicit clients, employees or vendors of the Company, or similar restrictive covenants as the Board may determine, in its discretion, to be appropriate or desirable.

7. Termination of Restricted Stock Awards

A Participant’s rights to shares of Common Stock awarded as Restricted Stock under this Plan shall, under all circumstances, be set forth in the Restricted Stock Agreement governing the award of such shares of Restricted Stock.

8. Issuance of Shares

The shares of Common Stock which may be issued to Participants under this Plan may be either authorized and unissued shares of Common Stock or shares of Common Stock held by the Company as treasury stock.

The Board may condition delivery of the stock certificates for the shares of Common Stock issuable under this Plan upon the prior receipt from the Participant of a signed Restricted Stock Agreement, and any undertaking that the Board may determine to be necessary or desirable to ensure that the shares are being issued in compliance with all applicable federal and state securities laws.

9. Withholding Taxes.

No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal income tax purposes with respect to any Restricted Stock award under the Plan, including by reason of an election filed by the Participant under Section 83(b) of the Code, such Participant shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If approved by the Board, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company to issue shares or allow awards to vest under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Board may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

10. Non-Assignability

Restricted Stock awards shall not be transferable other than by will or by the law of descent and distribution.

11. Administration of the Plan.

This Plan will be administered by the Board. Notwithstanding the preceding sentence, the Board may delegate its authority to administer the Plan to a committee consisting of two or more persons chosen by the Board. The Board shall interpret this Plan and, to the extent and in the manner contemplated herein, shall exercise the discretion reserved to it hereunder. The Board may prescribe, amend and rescind rules and regulations relating to this Plan and make all other determinations necessary for its administration. The decision of the Board on any interpretation of this Plan or administration hereof shall be final and binding with respect to the Company.

No agent, employee or officer of the Company will be liable to any person for any action taken or matters to be taken in connection with the interpretations and administration of the Plan unless it is attributable to willful misconduct or lack of good faith.

12. Miscellaneous.

A. Adjustments to Prevent Dilution. In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Board shall adjust the number of shares of Common Stock which may be issued under this Plan, the number of shares of Common Stock theretofore granted under this Plan as Restricted Stock awards, and make any and all other adjustments deemed appropriate by the Board in such manner as the Board deems appropriate to prevent substantial dilution or enlargement of the rights granted to any Participant.

B. Non-Uniform Determination. Any determinations made by the Board under this Plan (including without limitation determinations of the persons eligible to receive Restricted Stock awards, the amount of such awards, and the terms and provisions of such awards) need not be uniform and may be made by the Board selectively among persons who receive, or are eligible to receive, Restricted Stock awards under this Plan, whether or not such persons are similarly situated.

C. No Continuing Right to Participate. A Participant shall not have any right to receive a Restricted Stock award for a fiscal year merely because he was granted a Restricted Stock award for any prior fiscal year. The right to participate in the Plan shall be subject to a new determination by the Board each fiscal year, and participation in the Plan during any one fiscal year shall not confer any rights with respect to any subsequent fiscal year.

D. Investment Representation. If the Board determines that a written representation is necessary in order to secure an exemption from registration under the Securities Act of 1933, the Board of Directors may demand that the Participant deliver to the Company at the time of issuance of any Restricted Stock award any written representation that the Board determines to be necessary or appropriate for such purpose, including but not limited to a representation that the shares to be issued are to be acquired for investment and not for resale or with a view to the distribution thereof. If the Board makes such a demand, delivery of a written representation satisfactory to the Board shall be a condition precedent to the right of the Participant to acquire shares of Common Stock.

E. No Right to Employment. Nothing in this Plan or in any Restricted Stock Agreement entered into pursuant to it shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Participant.

F. Effect on Other Compensation Plans. Any amounts paid to a Participant as a Restricted Stock award under this Plan shall not be included in the Participant’s compensation for purposes of determining his level of benefits under any retirement plan or other employee benefit plan of the Company.

G. Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his assigns, heirs, executors and administrators.

13. Applicable Law.

This Plan shall be governed by the laws of the State of Florida, to the extent not preempted by federal laws.

14. Amendment and Termination.

The Board may modify, revise or terminate this Plan at any time and from time to time, subject to applicable requirements in (a) the Company’s certificate of incorporation or by-laws and (b) applicable law and orders. The Board shall seek stockholder approval of any action modifying a provision of the Plan where it is determined that such stockholder approval is appropriate under the provisions of (a) applicable law or orders, or (b) the Company’s certificate of incorporation or by-laws. This Plan shall terminate when all shares of Common Stock reserved for issuance hereunder have been issued and the forfeiture restrictions on all Restricted Stock awards have lapsed, or by action of the Board pursuant to this paragraph, whichever shall first occur.

Adopted this 8th day of July, 2010.